Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-105077-09
Additional Information Statement dated August 15, 2007
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.
Capital Auto Receivables Asset Trust 2007-2
Issuing Entity
$2,549,364,000 Asset Backed Notes, Class A
Capital Auto Receivables LLC
Depositor
GMAC LLC
Sponsor and Servicer
This additional information statement (this “Additional Statement”) relates to the Class A-PT Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes offered by the preliminary prospectus supplement, dated August 15, 2007 (the “Preliminary Prospectus Supplement”). Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus Supplement. This Additional Statement should be read in conjunction with the Preliminary Prospectus Supplement. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus Supplement, you should rely upon the information in this Additional Statement.

		Class A-2 Notes			Class A-4 Notes
	Class A-PT Notes	A-2a Notes	A-2b Notes	Class A-3 Notes	A-4a Notes	A-4b Notes
Principal Balance	$1,500,000,000	$100,000,000	$340,000,000	$380,000,000	$169,364,000	$60,000,000
Interest Rate	One-Month LIBOR + 0.28%	5.31%	One-Month LIBOR + 0.23%	One-Month LIBOR +0.30%	5.39%	One-Month LIBOR +0.40%
Initial Distribution Date	September 17, 2007	September 17, 2007	September 17, 2007	September 17, 2007	September 17, 2007	September 17, 2007
Final Scheduled Distribution Date	February 18, 2014	March 15, 2010	March 15, 2010	July 15, 2011	February 18, 2014	February 18, 2014
Distribution Frequency	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly
Price to Public	100.000000%	99.998374%	100.000000%	100.000000%	99.974855%	100.000000%
Underwriting Discount	0.150%	0.125%	0.125%	0.175%	0.250%	0.250%
Proceeds to Depositor	99.850000%	99.873374%	99.875000%	99.825000%	99.724855%	99.750000%

The Class A-2a Notes and the Class A-4a Notes are fixed rate notes. All other offered notes are floating rate notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Underwriters for the Class A-PT Notes, the A-2 Notes, the Class A-3 Notes and the Class A-4 Notes:

Calyon Securities (USA)	Citi	HSBC	JPMorgan
BMO Capital Markets
CIBC World Markets
Comerica Securities
Lloyds TSB Corporate Markets
RBC Capital Markets

     The principal amount, interest rate and the Final Scheduled Distribution Date for the offered notes are as set forth on the first page of this Additional Statement. The corresponding information for the Class A-1a Notes, the Class A-1b Notes, the Class B Notes, the Class C Notes and the Class D Notes is set forth in the following table:

	Class A-1 Notes
	A-1a Notes	A-1b Notes	Class B Notes	Class C Notes	Class D Notes
Principal amount	$250,000,000	$40,000,000	$97,650,000	$45,069,000	$15,023,000
Interest rate	5.60493%	One-Month LIBOR +0.10%	5.76%	6.51%	8.30%
Final scheduled distribution date	August 15, 2008	August 15, 2008	February 18, 2014	February 18, 2014	February 18, 2014

     The Class A-1a Notes, the Class B Notes, the Class C Notes and the Class D Notes are fixed rate notes. The Class A-1b Notes are floating rate notes.
UNDERWRITING
     Subject to the terms and conditions set forth in the underwriting agreement, the depositor has agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from the depositor, the principal amount of the offered notes set forth opposite its name below:
Aggregate Principal Amount to be Purchased

Underwriter	Class A-PT Notes	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4a Notes	Class A-4b Notes
Calyon Securities (USA) Inc.	$339,989,352	$77,064,253	$22,665,957	$86,130,636	$13,599,574	$38,387,971
Citigroup Global Markets Inc.	$339,989,354	$77,064,256	$22,665,954	$86,130,637	$13,599,573	$38,387,972
HSBC Securities (USA) Inc.	$339,989,352	$77,064,253	$22,665,957	$86,130,636	$13,599,574	$38,387,971
J.P. Morgan Securities Inc.	$339,989,352	$77,064,253	$22,665,957	$86,130,636	$13,599,574	$38,387,971
BMO Capital Markets Corp.	$28,008,518	$6,348,597	$1,867,235	$7,095,491	$1,120,341	$3,162,423
CIBC World Markets Corp.	$28,008,518	$6,348,597	$1,867,235	$7,095,491	$1,120,341	$3,162,423
Comerica Securities Inc.	$28,008,518	$6,348,597	$1,867,235	$7,095,491	$1,120,341	$3,162,423
Lloyds TSB Bank plc	$28,008,518	$6,348,597	$1,867,235	$7,095,491	$1,120,341	$3,162,423
RBC Capital Markets Corporation	$28,008,518	$6,348,597	$1,867,235	$7,095,491	$1,120,341	$3,162,423

Total	$1,500,000,000	$100,000,000	$340,000,000	$380,000,000	$169,364,000	$60,000,000

     Calyon Securities (USA) Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. are responsible for jointly leading and managing the offering of the offered notes.
     Lloyds TSB Bank PLC is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by regulations promulgated under the Securities Exchange Act of 1934, as amended.

     The depositor has been advised by the underwriters that the several underwriters propose initially to offer the Class A-PT Notes, the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes, the Class A-4a Notes and the Class A-4b Notes to the public at the prices set forth on the first page of this Additional Statement, and to dealers at those prices less a selling concession not in excess of the percentage set forth below for each class of offered notes. The underwriters may allow, and those dealers may reallow to other dealers, a subsequent concession not in excess of the percentage set forth below for each class of offered notes. After the initial public offering, the public offering price and these concessions may be changed.

	Selling Concession	Reallowance
Class A-PT Notes	0.090%	0.0500%
Class A-2a Notes	0.075%	0.0400%
Class A-2b Notes	0.075%	0.0400%
Class A-3 Notes	0.105%	0.0600%
Class A-4a Notes	0.150%	0.0900%
Class A-4b Notes	0.150%	0.0900%
     The following chart sets forth information on the aggregate proceeds to the depositor from the sale of the offered notes.

		As a Percent of Initial
		Aggregate Principal
		Amount
	Aggregate Amount	of the Offered Notes
Sale of the Offered Notes Proceeds	$2,549,319,787	99.998266%
Underwriting Discount on the Notes	$4,038,410	0.158409%
Additional Offering Expenses	$1,200,000	0.047071%

Net Proceeds to Depositor	$2,544,081,377	99.792787%
THE CLASS A-1 NOTES, THE CLASS B NOTES, THE CLASS C NOTES AND THE CLASS D NOTES
     The depositor intends to sell the entire aggregate principal balance of the Class A-1a Notes, the Class A-1b Notes and the Class D Notes, not offered by the Preliminary Prospectus Supplement, on the closing date through one or more private placements. The depositor intends to initially retain the entire aggregate principal balance of the Class B Notes and the Class C Notes, not offered by the Preliminary Prospectus Supplement. The depositor reserves the right to sell all or a portion of these retained notes at any time.

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